Exhibit 10.4

TO:    [Name]

August 16, 2006

FISCAL YEAR 2007

TARGET INCENTIVE BONUS AWARD

Dear                 :

On August 16, 2006, the Human Resources and Compensation Committee of the Board of Directors (the “Committee”) authorized an executive compensation award (the “EC Award”) to you in the target amount of $            (the “Target Amount”). The EC Award is subject to the following terms and conditions:

1. The payout under the EC Award (the “Payout”) will be based upon the Corporation’s actual operating cash flow less capital expenditures (free cash flow) expressed as a percent of the Corporation’s sales (“FCF Margin”) for fiscal year 2007 (the “Performance Period”). Discretionary pension contributions by the Corporation shall not be included in the calculation of FCF Margin. You will receive a Payout of 100% of your Target Amount if a FCF Margin of 6.1% is achieved by the Corporation for the Performance Period. FCF Margin above or below 6.1% for the Performance Period will result in a lesser or greater Payout than the Target Amount on a pro rata basis (see Table 1 below). The minimum threshold for any Payout under the EC Award is 3.1% FCF Margin during the Performance Period.

FY07 FCF Margin:	<3.1%	3.1%	4.1%	5.1%	6.1%	7.1%	8.1%	≥	9.1%

Payout %:	0%	25%	50%	75%	100%	133%	167%		200%

2. The Payout earned under the EC Award will be paid at the end of the Performance Period. Your payout will be reduced on a pro rata basis to reflect the actual amount of time you serve in an eligible position during the Performance Period.

3. If you retire (at or after age 60, or earlier with the consent of the Committee), die or become disabled during the Performance Period, you will be entitled to receive a pro rata share of the Payout ultimately earned during the Performance Period based upon the number of full months worked during the Performance Period. Termination of employment for any other reason during the Performance Period will result in forfeiture of your EC Award.

4. You will receive the Payout in either cash or a credit to your Executive Deferral Plan account (based on your election made in accordance with rules established by the Corporation).

5. The Committee may, at its sole discretion, adjust the level of the Payout earned hereunder based upon its assessment of the overall financial results of the Corporation for the Performance Period.

Please acknowledge receipt of the EC Award and indicate your agreement with the terms hereof by signing and returning a copy to me as soon as possible.

Thomas A. Piraino, Jr.

Vice President, General Counsel

  And Secretary

Receipt Acknowledged and Agreed:

Date:
[Name]